Filed pursuant to Rule 424(b)(3)
Registration No. 333-162780

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 16, 2009)

12,213,128 Shares

CARDICA, INC.

Common Stock

The prospectus dated November 16, 2009 (the “Prospectus”), is supplemented as follows to restate, in its entirety, the “selling stockholders” section on pages 20-25 of the Prospectus.

The date of this prospectus supplement is January 15, 2010.

SELLING STOCKHOLDERS

On September 30, 2009, we issued an aggregate of 8,142,082 shares of common stock and warrants to purchase an additional 4,071,046 shares of common stock in a private placement to the selling stockholders. Pursuant to the Registration Rights Agreement related to this private placement, we agreed to file a registration statement of which this prospectus is a part with the Securities and Exchange Commission to register the disposition of the shares of our common stock we issued and any common stock issued as a result of the exercise of the warrants, and to use our commercially reasonable efforts to keep the registrations statement continuously effective until the earlier of (i) such time as all of the such shares registered hereunder have been publicly sold by the selling stockholders or (ii) such time as all of the shares may be sold pursuant to Rule 144 under the Securities Act. Certain of the selling stockholders have a position, office or material relationship with us. Each such material relationship is described in the table and footnotes below.

The following table sets forth:

•	the name of each of the selling stockholders;

•	the number of shares of our common stock owned by each such selling stockholder prior to this offering;

•	the percentage (if one percent or more) of common stock owned by each such selling stockholder prior to this offering;

•	the number of shares of our common stock being offered pursuant to this prospectus;

•	the number of shares of our common stock to be owned upon completion of this offering, assuming all such shares are sold;

•	the percentage (if one percent or more) of common stock owned by each such selling stockholder after this offering, assuming all such shares are sold; and

•	if applicable, a description of the material relationship such selling stockholder has with us.

This table is prepared based on information supplied to us by the selling stockholders and reflects holdings as of September 30, 2009. Subsequent to such date, certain of the selling stockholders have sold some of the securities set forth below, and we have not sought to update such information. As used in this prospectus, the term “selling stockholder” includes each of the selling stockholders listed below, and any donees, pledges, transferees or other successors in interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, or other non-sale related transfer. The number of shares in the column “Number of Shares Being Offered” represents all of the shares that a selling stockholder may offer under this prospectus. The selling stockholder may sell some, all or none of its shares. We do not know how long the selling stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934, as amended. The percentage of shares beneficially owned prior to the offering is based on 23,976,631 shares of our common stock actually outstanding as of September 30, 2009, and an additional 4,071,046 shares of our common stock issuable upon the exercise of warrants outstanding.

	Shares of
	Common Stock			Shares of Common
	Beneficially Owned			Stock Beneficially
	Prior to Offering			Owned After
	(1)		Number of Shares	Offering(1)
Security Holder	Number	Percent	Being Offered	Number	Percent

Sutter Hill Ventures, a California Limited Partnership(3)(4)	5,399,962	19.19%	3,803,191	1,596,771	5.68%
G. Leonard Baker, JR. and Mary Anne Baker, Co-Trustees of the Baker Revocable Trust U/A/D 2/3/03	113,365	*	77,925	35,440	*
Saunders Holdings, L.P.	158,541	*	109,103	49,438	*

	Shares of
	Common Stock			Shares of Common
	Beneficially Owned			Stock Beneficially
	Prior to Offering			Owned After
	(1)		Number of Shares	Offering(1)
Security Holder	Number	Percent	Being Offered	Number	Percent

William H. Younger, Jr., Trustee of the William H. Younger, Jr. Revocable Trust U/A/D 8/5/09(3)(5)	3,931,460	13.97%	2,779,616	1,152,158	4.10%
Yovest, L.P.(3)	119,760	*	119,760	—	*
Wells Fargo Bank, N.A. FBO SHV Profit Sharing Plan FBO Tench Coxe(11)	377,747	1.35%	345,258	32,489	*
Gregory P. Sands and Sarah J.D. Sands as Trustees if Gregory P. and Sarah J.D. Sands Trust Agreement Dated 2/24/99(11)	80,052	*	57,141	22,911	*
James C. Gaither, Trustee of the Gaither Revocable Trust U/A/D 9/28/2000(11)	118,099	*	88,359	29,740	*
James N. White and Patricia A. O’Brien as Trustees of the White Family Trust U/A/D 4/3/97(11)	75,911	*	54,294	21,617	*
Jeffrey W. Bird and Christina R. Bird as Trustees of Jeffrey W. Bird and Christina R. Bird Trust Agreement Dated 10/31/00(11)	60,995	*	41,742	19,253	*
Andrew T. Sheehan and Nicole J. Sheehan as Trustees of Sheehan 2003 Trust(11)	35,967	*	35,967	—	*
Wells Fargo Bank, N.A. FBO SHV Profit Sharing Plan FBO David L. Anderson(11)	185,954	*	185,954	—	*
Wells Fargo Bank, N.A. FBO SHV Profit Sharing Plan FBO William H. Younger, Jr.(3)(11)	379,064	1.35%	359,282	19,782	*
Wells Fargo Bank, N.A. FBO SHV Profit Sharing Plan FBO David E. Sweet (Rollover)(11)	18,782	*	16,584	2,198	*
Wells Fargo Bank, N.A. FBO SHV Profit Sharing Plan FBO Diane J. Naar(11)	1,797	*	1,797	—	*
Wells Fargo Bank, N.A. FBO SHV Profit Sharing Plan FBO Yu-Ying Chen(11)	1,797	*	1,797	—	*
Wells Fargo Bank, N.A. FBO SHV Profit Sharing Plan FBO Patricia Tom (Rollover)(11)	7,177	*	6,755	422	*
Wells Fargo Bank, N.A. FBO SHV Profit Sharing Plan FBO Robert Yin(11)	899	*	899	—	*
Keough Partners, L.P. (2)(18)	248,000	*	119,760	128,240	*
Bruce & Nancy Deifik	359,282	1.28%	359,282	—	*
John Simon(2)(6)	884,868	3.15%	598,803	286,065	1.02%
Bruce Allen(2)	862,500	3.07%	538,922	323,578	1.15%
Mary Cullen(2)	165,000	*	59,880	—	*
Roy Stuart Steeley Trust	239,522	*	239,522	—	*
Prescott Group Aggressive Small Cap Master Fund	2,395,209	8.54%	2,395,209	—	*

	Shares of
	Common Stock			Shares of Common
	Beneficially Owned			Stock Beneficially
	Prior to Offering			Owned After
	(1)		Number of Shares	Offering(1)
Security Holder	Number	Percent	Being Offered	Number	Percent

Wasatch Funds, Inc. on behalf of Wasatch Ultra Growth Fund(12)	698,225	2.49%	495,000	203,225	*
Wasatch Funds, Inc. on behalf of Wasatch Micro Cap Fund(13)	1,564,625	5.56%	967,500	597,125	2.12%
Wasatch Funds, Inc. on behalf of Wasatch Global Science & Technology Fund(14)	344,914	1.23%	214,500	130,414	*
Wasatch Funds, Inc. on behalf of Wasatch Micro Cap Value Fund(15)	493,505	1.76%	331,500	162,005	*
Wasatch Funds, Inc. on behalf of Wasatch Global Opportunities Fund(16)	161,800	*	120,000	41,800	*
DAFNA Life Science Ltd.(17)	112,500	*	112,500	—	*
DAFNA Life Science Market Neutral Ltd.(17)	76,800	*	76,800	—	*
DAFNA Life Science Select Ltd.(17)	409,503	1.46%	409,503	—	*
Alice Ann Corporation	59,892	*	53,892	6,000	*
Robert G. Allison	127,460	*	119,760	7,700	*
William H. Baxter Trustee FBO William H. Baxter Revocable Trust u/a dtd 7/3/96	41,928	*	35,928	6,000	*
Gary A. Bergen	45,916	*	41,916	4,000	*
Piper Jaffray as Custodian FBO Robert H. Clayburgh IRA	53,904	*	47,904	6,000	*
Dennis D. Gonyea	47,904	*	47,904	—	*
Preventive Cardiovascular Nurses Association	86,844	*	77,844	9,000	*
Donald O. & Janet M. Voight TTEE’s FBO Janet M. Voight Trust U/A dtd 8/29/96	45,916	*	41,916	4,000	*
David & Carole Brown Trustees FBO David & Carole Brown Revocable Trust u/a dtd 10/23/97	40,928	*	35,928	5,000	*
Richard P. Kiphart	359,282	1.28%	359,282	—	*
Irwin Lieber	119,760	*	119,760	—	*
Bernard A. Hausen(7)	843,950	2.97%	29,940	814,010	2.87%
Robert Y. Newell and Ethel N. Newell, Trustees Newell Family 1999 Trust UA Dated 10/12/99(8)	198,673	*	17,964	180,709	*
Bryan D. Knodel(9)	472,898	1.68%	269,462	203,436	*
Frederick M. Bauer(10)	11,976	*	11,976	—	*
J. Michael Egan	59,880	*	59,880	—	*

*	Represents less than 1%.

(1)	Includes shares of common stock issuable upon exercise of a warrant. For the purposes hereof, we assume the issuance of all warrant shares.

(2)	The selling stockholder has identified itself as an affiliate of a registered broker-dealer. The selling stockholder has represented to us that it purchased the shares in the ordinary course of its business and, at the time of purchase, with no arrangement or understanding, directly or indirectly, with any persons to distribute such shares.

(3)	William H. Younger, Jr., trustee of the Younger Living Trust, is a director of Cardica. Mr. Younger is also the Managing Director of the General Partner of Sutter Hill Ventures, the sole trustee of the general partner of Yovest, L.P. and the beneficiary of SHV Profit Sharing Plan FBO William H. Younger, Jr.

(4)	Of the shares being offered hereby as set forth above, 2,180,814 are being offered by Sutter Hill Ventures, a California limited partnership, of which 726,938 are issuable upon exercise of warrants exercisable commencing April 1, 2010, and the balance are being offered by individuals and entities associated therewith. Beneficial ownership of Sutter Hill Ventures consists of (a) 2,312,639 shares held by Sutter Hill Ventures, warrants to purchase 70,496 shares of common stock held by Sutter Hill Ventures that are exercisable within 60 days after September 30, 2009 and a warrant to purchase 726,938 shares of common stock that is exercisable beginning April 1, 2010, (b) 9,726 shares held by Sutter Hill Entrepreneurs Fund (AI), L.P. (“SHAI”) and warrants to purchase 797 shares of common stock held by SHAI that are exercisable within 60 days after September 30, 2009, (c) 24,628 shares held by Sutter Hill Entrepreneurs Fund (QP), L.P. (“SHQP”) and warrants to purchase 2,019 shares of common stock held by SHQP that are exercisable within 60 days after September 30, 2009, (d) 2,333 shares held by William H. Younger, Jr., a member of our board of directors, (e) 217,375 shares held by William H. Younger, Jr., Trustee, The Younger Living Trust U/A/D 1/20/95, (f) 259,303 shares held by SHV Profit Sharing Plan, a retirement trust, for the benefit of Mr. Younger and a warrant to purchase 119,761 shares of common stock that is exercisable beginning April 1, 2010, (g) 10,000 shares subject to stock options that are exercisable within 60 days after September 30, 2009, (h) 13,385 shares subject to warrants held by William H. Younger, Jr., Trustee, The Younger Living Trust U/A/D 1/20/95 that are exercisable within 60 days and a warrant to purchase 39,920 shares of common stock that is exercisable beginning April 1, 2010, (i) 79,840 shares and a warrant to purchase 39,920 shares of common stock that is exercisable beginning April 1, 2010 held by Yovest, L.P. and (j) an aggregate of 1,129,689 shares of common stock, warrants to purchase shares of common stock exercisable within 60 days after September 30, 2009 and warrants to purchase 341,193 shares of common stock that are exercisable beginning April 1, 2010 that are held by individuals and entities associated with Sutter Hill other than by William H. Younger, Jr. and affiliates of William H. Younger Jr.

(5)	Of the shares being offered hereby as set forth above, 2,180,814 are being offered by Sutter Hill Ventures, a California limited partnership, of which 726,938 are issuable upon exercise of warrants exercisable commencing April 1, 2010, and the balance are being offered by Mr. Younger or his affiliated entities set forth below. Consists of (a) 2,333 shares held by William H. Younger, Jr., (b) 217,375 shares held by William H. Younger, Jr., Trustee, The Younger Living Trust U/A/D 1/20/95, (c) shared voting power with respect to 2,312,639 shares and warrants to purchase 70,496 shares that are exercisable within 60 days after September 30, 2009 and a warrant to purchase 726,938 shares of common stock that is exercisable beginning April 1, 2010 that are held by Sutter Hill Ventures, (d) shared voting power with respect to 9,726 shares and warrants to purchase 797 shares that are exercisable within 60 days after September 30, 2009 that are held by SHAI, (e) shared voting power with respect to 24,628 shares and warrants to purchase 2,019 shares that are exercisable within 60 days after September 30, 2009 that are held by SHQP, (f) 259,303 shares and a warrant to purchase 119,761 shares of common stock that is exercisable beginning April 1, 2010 held by SHV Profit Sharing Plan, a retirement trust, for the benefit of Mr. Younger, (g) 10,000 shares subject to stock options held by Mr. Younger that are exercisable within 60 days after September 30, 2009 and (h) 13,385 shares subject to outstanding warrants that are exercisable within 60 days after September 30, 2009 and a warrant to purchase 39,920 shares of common stock that is exercisable beginning April 1, 2010 held by William H. Younger, Jr., Trustee, The Younger Living Trust U/A/D 1/20/95 (i) 79,840 shares and a warrant to purchase 39,920 shares of common stock that is exercisable beginning April 1, 2010 held by Yovest, L.P. and (j) 2,380 shares of common stock held in trust for the benefit of Mr. Younger’s children. Mr. Younger disclaims beneficial ownership of the shares held by Sutter Hill Ventures, SHAI, SHQP, Yovest, L.P., the trust for the benefit of Mr. Younger’s children and William H. Younger, Jr., Trustee, The Younger Living Trust U/A/D 1/20/95 except to the extent of his pecuniary interest in such shares.

(6)	John Simon is a director of Cardica. Includes 10,000 shares subject to stock options that are exercisable within 60 days after September 30, 2009, 24,225 shares subject to warrants that are exercisable within 60 days after September 30, 2009 and 199,601 shares subject to warrants that are exercisable starting April 1, 2010.

(7)	Bernard Hausen is the Chief Executive Officer and a director of Cardica.

(8)	Robert Y. Newell, trustee of the Newell Family 1999 Trust, is an executive officer of Cardica.

(9)	Bryan Knodel is an executive officer of Cardica.

(10)	Frederick Bauer is an executive officer of Cardica.

(11)	Associated with Sutter Hill Ventures.

(12)	Wasatch Advisors, Inc. is the investment advisor for Wasatch Ultra Growth Fund. Wasatch Advisors, Inc., through one of its portfolio managers, has voting and dispositive authority over the shares. Ajay Krishnan has voting and dispositive authority over these shares and disclaims beneficial ownership of these shares.

(13)	Wasatch Advisors, Inc. is the investment advisor for Wasatch Micro Cap Fund. Wasatch Advisors, Inc., through one of its portfolio managers, has voting and dispositive authority over the shares. Dan Chace has voting and dispositive authority over these shares and disclaims beneficial ownership of these shares.

(14)	Wasatch Advisors, Inc. is the investment advisor for Wasatch Global Science & Technology Fund. Wasatch Advisors, Inc., through one of its portfolio managers, has voting and dispositive authority over the shares. Sam Stewart has voting and dispositive authority over these shares and disclaims beneficial ownership of these shares.

(15)	Wasatch Advisors, Inc. is the investment advisor for Wasatch Micro Cap Value Fund. Wasatch Advisors, Inc., through one of its portfolio managers, has voting and dispositive authority over the shares. Brian Bythrow and John Malooly have voting and dispositive authority over these shares and each disclaims beneficial ownership of these shares.

(16)	Wasatch Advisors, Inc. is the investment advisor for Wasatch Global Opportunities Fund. Wasatch Advisors, Inc., through one of its portfolio managers, has voting and dispositive authority over the shares. Robert Gardiner and Blake Walker have voting and dispositive authority over these shares and each disclaims beneficial ownership of these shares.

(17)	Nathan Fischel, MD, CFA and Fariba Ghodsian, Ph.D. have voting and dispositive authority over these shares and each disclaims beneficial ownership of these shares.

(18)	Michael Keough is the managing member, and Donald Keough is a minority member, of the general partner of Keough Partners, L.P. Donald Keough disclaims beneficial ownership of the shares held by Keough Partners, L.P.